ADAES.COM

9135 S Ridgeline Blvd, Ste 200 / Highlands Ranch, CO 80129
T / 303 734 1727 F / 303 734 0330

ADVANCED EMISSIONS SOLUTIONS, INC.

LIMITED POWER OF ATTORNEY FOR SECTION 16 FILINGS

I, Jon Lagarenne, do hereby make, constitute and appoint each of Christine B. Amrhein, General Counsel, L. Heath Sampson, Chief Financial Officer, the Corporate Controller, the Technical Accounting and Financial Reporting Director and the Senior Paralegal of Advanced Emissions Solutions, Inc. (the "Company"), or any of them acting singly and with full power of substitution, my true and lawful attorney for the purposes hereinafter set forth, effective as of the date set forth below.

References in this Limited Power of Attorney ("LPOA") to "my Attorney" are to each of the officers of the Company listed above and to the person or persons substituted hereunder pursuant to the power of substitution granted herein.

I hereby grant to my Attorney, for me and in my name, place and stead, the power:

1. To execute for and on my behalf, in my capacity as a director, officer or stockholder of Advanced Emissions Solutions, Inc. (the "Company"), all filings required or advisable to be made pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, including without limitation a Form ID, Uniform Application for Access Codes to File on EDGAR, Forms 3, 4 and 5, and all and any amendments thereto (collectively, "Section 16 filings");

2. To do and to perform any and all acts for and on my behalf that may be necessary or desirable to complete and execute any such Section 16 filings and to timely file such forms or amendments thereto with the United States Securities and Exchange Commission (the "SEC") and any stock exchange or similar authority;

3. To seek or obtain, as my representative and on my behalf, information on transactions in the Company's securities from any third party, including brokers, employee benefit plan administrators and trustees; and

4. To take any other action of any type whatsoever that, in the opinion of my Attorney, may be necessary or desirable in connection with the foregoing grant of authority, it being understood that the documents executed by my Attorney pursuant to this limited power of attorney shall be in such form and shall contain such terms and conditions as my Attorney may approve.

I hereby grant to my Attorney full power and authority to do and to perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as I might or could do if personally present, with full

power of substitution or revocation, hereby ratifying and confirming all that my Attorney shall lawfully do or cause to be done by virtue of this limited power of attorney and the rights and powers herein granted. I acknowledge and agree that neither my Attorney nor the Company is assuming any of my responsibilities to comply with the Exchange Act nor does this LPOA relieve me from my responsibility for compliance with my obligations under the Exchange Act, including without limitation the reporting requirements under Section 16 of the Exchange Act.

I agree that my Attorney may rely entirely on information furnished orally or in writing by me to my Attorney. I also agree to indemnify and hold harmless the Company and my Attorney against any losses, claims, damages or liabilities (or actions in these respects) that arise out of or are based upon any untrue statements or omission of necessary facts in the information provided by me to my Attorney or the Company for purposes of executing, acknowledging, delivering or filing any Section 16 filings and agree to reimburse the Company and my Attorney for any legal or other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, damage, liability or action.

Pursuant to Number 3 above, I hereby authorize any such third person to release any such information to my Attorney and I approve and ratify any such release of information. This LPOA authorizes, but does not require, my Attorney to act in her discretion on information provided to my Attorney pursuant to Number 3 above without independent verification of such information.

This LPOA supersedes any power of attorney previously executed by me regarding the powers granted herein, and the authority of any attorneys-in-fact named in any power of attorney previously executed by me regarding the powers granted herein.

This LPOA shall remain in full force and effect until I am no longer required to make any Section 16 filings with respect to my holdings of, and transactions in, securities of the Company, unless earlier 1) revoked by me in a signed writing delivered to my Attorney and any substitute therefor, if any, or 2) superseded by a new power of attorney regarding the powers granted herein dated as of a later date. This LPOA may be filed with the SEC as a confirming statement of the authority granted herein.

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ADA

IN WITNESS WHEREOF, I have executed this LPOA on this 12 day of December.

____
Signature

Jonatha Lagaerne
Printed Name

STATE OF Colorado)
)
County of Douglas)

Subscribed and Sworn to before me this 12 day of December by Jonathan Lagarenne

Margaret M. Morison-Gille
Notary Public

My commission expires: March 26, 2015

Notary Seal:

MARGARET M MORISON-GILLE
NOTARY PUBLIC
STATE OF COLORADO
Notary ID 20074012300
MY COMMISSION EXPIRES 03/26/2015